Exhibit 99.1
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Evans D +1 484 724 4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267-756-3803 Robert.Donohoe@axalta.com

Axalta Releases Fourth Quarter and Full Year 2022 Results
Fourth quarter earnings at top of guidance range driven by pricing momentum and volume growth with notable margin recovery from Mobility Coatings
GLEN MILLS, PA, January 25, 2023 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the fourth quarter and full year ended December 31, 2022.
Fourth Quarter 2022 Highlights
▪Volumes grew 2.4% year-over-year as market recovery in Mobility Coatings more than offset pockets of softer demand in Industrial and a slower China recovery in Performance Coatings
▪11.7% price-mix growth year-over-year; 3.2% sequential price-mix growth
▪Income from operations of $109.8 million up 15.9% versus $94.7 million in Q4 2021; Adjusted EBIT of $147.2 million up 21.7% compared with $121.0 million in Q4 2021
▪Diluted EPS of $0.20 versus $0.23 in Q4 2021; Adjusted diluted EPS of $0.38 versus $0.30 in Q4 2021
▪Completed Term Loan refinancing extending maturity to December 2029; Net leverage sequentially improved to 3.8x from 4.1x at September 30, 2022
Fourth Quarter 2022 Consolidated Results
Fourth quarter net sales increased 8.7% year-over-year, including a 5.4% foreign currency headwind. The strong year-over-year growth was driven by 11.7% higher average price-mix, and 2.4% better volumes. Performance Coatings net sales increased 1.8% year-over-year, driven by constant currency growth of 10.5% in Refinish and 3.2% in Industrial. Mobility Coatings net sales increased 25.5% supported by a recovery in global auto production and continued pricing momentum.
Income from operations for Q4 2022 totaled $109.8 million compared to $94.7 million in Q4 2021. Net income to common shareholders was $43.6 million, inclusive of approximately $30 million of pre-tax charges associated with the Term Loan refinancing and restructuring charges, versus $53.2 million in Q4 2021. Adjusted diluted earnings per share was $0.38 compared with $0.30 in Q4 2021. Q4 2022 benefited from robust sales growth, including significant realized pricing gains and volume improvement; however, operating income was negatively impacted by continued year-over-year variable raw material inflation and elevated logistics, energy and labor expenses. In addition, foreign currency headwinds, the Russia-Ukraine conflict and COVID-19 impacts in China represented a combined ~$17 million headwind to income from operations in the quarter.
Chris Villavarayan, Axalta’s CEO and President, commented, "I am pleased to report fourth quarter earnings at the top of our guidance range, which reflected considerable year-over-year improvement. Strong pricing gains were realized across all end-markets and supported better year-over-year profitability. Margin recovery is a key priority for us and our second-half results showed notable progress on this front. Meanwhile, volumes again improved across the portfolio as demand for our products and services continue to outpace most end-market trends. We are exiting 2022 with strong momentum and a foundation to deliver continued progress into 2023."
Mr. Villavarayan continued, "I am thrilled to be leading the 12,000 team members of Axalta. This is an organization with an impressive legacy built on more than a century of innovation. The quality and depth of our people is impressive and I look forward to what we will accomplish together. In the months ahead my focus will be centered around execution as we look to accelerate an earnings recovery that is already underway."

($ in millions)	Q4 2022	Q4 2021	% Change vs Q4 2021	% Change Due To:
				Volume	Price/Mix	FX

Performance Coatings	$818.5	$804.0	1.8%	(4.3%)	11.8%	(5.7%)
Mobility Coatings	$418.2	$333.2	25.5%	18.7%	11.5%	(4.7%)
Total Axalta	$1,236.7	$1,137.2	8.7%	2.4%	11.7%	(5.4%)

Income from operations	$109.8	$94.7	15.9%
Adjusted EBIT	$147.2	$121.0	21.7%

% margin	11.9%	10.6%

Performance Coatings Results:

($ in millions)	Q4 2022	Q4 2021	% Change vs Q4 2021	% Change Due To:
				Volume	Price/Mix	FX

Refinish	$492.2	$470.9	4.5%	(1.0%)	11.5%	(6.0%)
Industrial	$326.3	$333.1	(2.0%)	(9.0%)	12.2%	(5.2%)

Performance Coatings	$818.5	$804.0	1.8%	(4.3%)	11.8%	(5.7%)

Adjusted EBIT	$106.7	$99.7	7.0%

% margin	13.0%	12.4%
Discussion of Results:
Performance Coatings fourth quarter net sales increased 1.8% (7.5% increase ex-FX) year-over-year to $818.5 million, driven by an 11.8% price-mix benefit. Volumes declined 4.3% primarily driven by softening regional macroeconomic activity impacting demand within Industrial, slower than expected recovery in China from COVID-19 lockdowns and impacts from the Russia-Ukraine conflict. Foreign exchange in the fourth quarter was a 5.7% year-over-year headwind led by the Euro, Chinese Renminbi and British Pound.
Refinish fourth quarter net sales increased 4.5% (10.5% increase ex-FX) year-over-year to $492.2 million, driven by a price and product mix benefit of 11.5%. Volume declined 1.0% year-over-year as stronger North American activity was more than offset by reduced traffic patterns in China as a result of COVID-19 lockdowns and modest declines in EMEA driven by the impacts of the Russia-Ukraine conflict. In North America, while road congestion and miles driven are improving, office occupancy is still well below pre-pandemic levels. Growth in the quarter and full year, excluding the impacts of the Russia-Ukraine conflict, was supported by new business, driven by notable wins alongside an increase in points of distribution.
Industrial year-over-year net sales decreased 2.0% (increase of 3.2% ex-FX) to $326.3 million. Price-mix growth of 12.2% offset year-over-year raw material inflation and closing the remaining cumulative price-cost gap remains a top priority. Volume decreased 9.0% mainly due to the geographical and macroeconomic headwinds in General Industrial. Energy Solutions showed sequential improvement in the quarter, driven by robust global demand. Building Products was down year-over-year, driven by softer demand due to the elevated interest rate environment in North America.
The Performance Coatings segment generated Adjusted EBIT of $106.7 million in the quarter compared with $99.7 million in Q4 2021, with associated margins of 13.0% and 12.4%, respectively. The Adjusted EBIT improvement of 7.0% was driven by price-mix growth and share gains, offset partially by increases in raw material, energy, and labor costs as well as currency translation headwinds versus the prior-year period. The Russia-Ukraine conflict, China COVID-19 lockdowns and currency impacts were a ~$14 million Adjusted EBIT headwind year-over-year.

Mobility Coatings Results:

($ in millions)	Q4 2022	Q4 2021	% Change vs Q4 2021	% Change Due To:
				Volume	Price/Mix	FX

Light Vehicle	$319.6	$254.9	25.4%	20.0%	10.7%	(5.3%)
Commercial Vehicle	$98.6	$78.3	25.9%	14.3%	14.1%	(2.5%)

Mobility Coatings	$418.2	$333.2	25.5%	18.7%	11.5%	(4.7%)

Adjusted EBIT	$17.6	($3.5)	602.9%

% margin	4.2%	(1.1%)
Discussion of Results:
Mobility Coatings fourth quarter net sales were $418.2 million, an increase of 25.5% (30.2% ex-FX) year-over-year. Demand was robust in the quarter, as volumes grew in Light Vehicle and Commercial Vehicle by 20.0% and 14.3% year-over-year, respectively. Price-mix growth of 11.5% for the segment was very strong year-over-year, as Light Vehicle and Commercial Vehicle grew 10.7% and 14.1%, respectively. Foreign exchange in the fourth quarter was a 4.7 % year-over-year headwind driven led by the Euro and Chinese Renminbi.
Light Vehicle net sales increased 25.4% to $319.6 million (30.7% ex-FX) driven by volume recovery and robust price-mix growth, offset partially by a 5.3% foreign exchange headwind. Year-over year volume growth of 20.0% substantially exceeded global build rates, which increased 1.7% to 21.5 million builds in Q4 2022. New customer wins in key markets drove above-market performance in both the fourth quarter and the full year. Price-mix realization of 10.7% year-over-year and 5.3% sequential growth reflects the team's commitment to recover margins by closing the cumulative price-cost gap.
Commercial Vehicle net sales increased 25.9% year-over-year to $98.6 million (28.4% ex-FX) versus Q4 2021, driven by new customer wins and recovery in global commercial vehicle production rates. Volume growth of 14.3% outpaced global class 8 truck market growth. Demand remained robust in the Americas and western Europe region, where we have strong customer relationships and market share. Price-mix grew 14.1% year-over-year.
The Mobility Coatings segment generated Adjusted EBIT of $17.6 million in Q4 2022, compared to an Adjusted EBIT loss of $3.5 million in Q4 2021, driven by substantial improvement in price and product mix and volume recovery from pent up demand.

Full Year 2022 Results:

($ in millions)	FY 2022	FY 2021	% Change vs FY 2021	% Change Due To:
				Volume	Price/Mix	FX	Acq/One-Time

Performance Coatings	$3,326.7	$3,096.3	7.4%	(0.4%)	10.9%	(5.5%)	2.4%
Mobility Coatings	$1,557.7	$1,319.9	18.0%	13.6%	8.1%	(3.7%)	—%

Total Axalta	$4,884.4	$4,416.2	10.6%	3.7%	10.1%	(4.9%)	1.7%

Income from operations	$423.2	$462.4	(8.5%)
Adjusted EBIT	$565.3	$623.2	(9.3%)
% margin	11.6%	14.1%
Full year net sales increased 10.6% year-over-year, including a 4.9% foreign currency headwind. The strong year-over-year growth was driven by 10.1% higher average price-mix, 3.7% better volumes and 2.2% contribution from acquisitions. Performance Coatings net sales increased 7.4% year-over-year, driven by constant currency growth of 15.3% in Refinish and 9.6% in Industrial. Mobility Coatings net sales increased 18.0% supported by a recovery in global auto production from the severe supply constraints in the prior-year period.
Income from operations for full year 2022 totaled $423.2 million versus $462.4 million for full year 2021. Net income to common shareholders was $191.6 million for the year compared with $263.9 million in 2021. Adjusted diluted earnings per share was $1.48 compared with $1.67 in 2021. Full year 2022 benefited from robust sales growth, including significant realized pricing gains and volume improvement; however, operating income was negatively impacted by continued variable raw material inflation, and elevated logistics, energy and labor expenses. In addition, foreign currency headwinds, the Russia-Ukraine conflict and COVID-19 impacts in China represented a combined ~$70 million headwind to income from operations in 2022 compared to 2021.
Balance Sheet and Cash Flow Highlights
Axalta ended the fourth quarter with cash and cash equivalents of $645.2 million and total liquidity of nearly $1.2 billion. Our net debt to trailing twelve month ("LTM") Adjusted EBITDA ratio was 3.8x at quarter end versus 4.1x as of September 30, 2022, reflecting moderately higher cash balances and stronger LTM Adjusted EBITDA. Axalta ended the fourth quarter with an Adjusted EBITDA to interest expense coverage ratio of 5.8x. During the fourth quarter, Axalta paid down $47 million of long term debt and successfully refinanced its Term Loan, which resulted in the extension of the maturity date to December 2029.
Fourth quarter total operating cash flow was $245.6 million versus $268.6 million in Q4 2021. Working capital was less of a source of cash in the period versus the prior-year period following inflationary pressures and higher physical inventory levels as of December 31, 2022. Meanwhile, accounts receivable increased reflecting stronger volumes and pricing. Free cash flow totaled $206.0 million compared with $249.4 million in Q4 2021 given lower working capital contribution versus the prior year period and modestly higher capital expenditures in Q4 2022.
Sean Lannon, Axalta's Chief Financial Officer, commented, “We ended 2022 with momentum in our key businesses and demonstrated improvement in many metrics, including earnings growth for two consecutive quarters and margin improvement in Q4. Net leverage improved to 3.8x as we stepped-up earnings and delivered cash to the balance sheet. These developments supported a constructive credit environment for us to refinance our Term Loan where we extended the maturity from 2024 to 2029.
Looking ahead, I expect the resilient core of Axalta to remain strong as we believe trends remain favorable for our differentiated products and services, most notably in our industry-leading Refinish end-market. Elsewhere, our Q4 results demonstrated what we believe to be the beginnings of a reversal in several cyclical factors, such as inflation, constrained auto production, and unreliable supply-chains, which together have depressed profitability and cash generation. I expect us to continue to show meaningful progress into 2023 with the Q4 sequential increase in Mobility Coatings EBIT representing a promising step in our recovery alongside a meaningful reduction in the cumulative price-cost gap. Soft demand in our most economically sensitive end-market, Industrial, is likely to persist for the time being as regional macroeconomic factors slow in certain sectors. However, we expect that the significant pricing momentum across the portfolio should more than offset modest incremental volume risk. We are committed to driving earnings and cash flow growth in the coming year and given our unique market positioning, we see a constructive setup into 2023 and the years to follow."

Financial Guidance & Market Commentary
Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted Diluted EPS and income tax rate, as adjusted, on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. See “Non-GAAP Financial Measures” for more information.
Q1 2023 Outlook and Commentary:

(in millions, except per share data & %s)	Projection
Net Sales growth versus Q1 2022	5% - 9%
FX impact on Sales	(2% - 3%)
Adjusted EBIT (Adjusted EBITDA)	$126 - $146 ($185 - $205)
Adjusted Diluted EPS	$0.26 - $0.33
D&A (step-up D&A)	$70 ($16)
Tax Rate, As Adjusted	~ 25%
Diluted Shares	~ 222
Interest Expense	$50
Performance Coatings: Anticipate typical seasonal Refinish volume decline to result in lower Performance Coatings EBIT sequentially from Q4 2022 despite improving Industrial contribution
Mobility Coatings: Expect sequential EBIT improvement given continued outpacing of market builds and margin recovery
Raw Materials: Stabilizing raw material environment with pressure anticipated to continue in specialties, labor and energy; expect high-single-digit % YoY raw material headwind in Q1 2023

Full Year 2023 Assumptions and Commentary:

(in millions, except per share data & %s)	Projection
Global LV Builds	83.0 - 84.0
Capex	$190
D&A (step-up D&A)	$280 ($50)
Tax Rate, As Adjusted	~ 25%
Diluted Shares	~ 222
Interest Expense	$215 - $225
Performance Coatings: Expect momentum to continue in Refinish after record 2022 profitability; potentially softer Industrial markets to be balanced by contribution from price-cost normalization and share gains
Mobility Coatings: Anticipate steady quarterly progress throughout 2023 vs. Q4 EBIT run-rate
Raw Materials: Expect modest deflation in elevated upstream commodities to help offset persistent headwinds from labor and energy inflation
Overall Profitability & FCF: Expect meaningful YoY growth given carry over pricing, Refinish and Mobility market recovery, and stabilizing cost environment

Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its fourth quarter and full year 2022 financial results on January 26th, 2023 at 9:00 a.m. ET. The dial-in phone number for the conference call is +1-201-689-8560. A live webcast of the conference call will also be available online at www.axalta.com/investorcall. For those unable to participate, a replay will be available through February 2, 2023, with a dial-in number of +1-412-317-6671 and pin: 13735303.
Public Dissemination of Certain Information
We intend to use our investor relations page at ir.axalta.com as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the U.S. Securities and Exchange Commission’s Regulation Fair Disclosure (or Reg. FD). Investors should routinely monitor that site, in addition to our press releases, U.S. Securities and Exchange Commission filings and public conference calls and webcasts, as information posted on that page could be deemed to be material information.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries including our outlook and/or guidance, which includes net sales growth, constant currency net sales, Adjusted EBIT, Adjusted diluted EPS, interest expense, income tax rate, as adjusted, free cash flow, capital expenditures, depreciation and amortization and diluted shares outstanding, the effects of COVID-19 on Axalta’s business and financial results, our and our customers’ supply chain constraints and our ability to offset the impacts of such constraints, the timing and amount of any future share repurchases, contributions from our prior acquisitions and our ability to successfully make future acquisitions. Axalta has identified some of these forward-looking statements with words such as “anticipate,” “assumptions,” “outlook,” “believe,” “expect,” “estimates,” “likely,” “will,” “guidance,” “continued,” “look,” “priority,” “looking ahead,” “should” and “see” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, including the effects of COVID-19, that may cause its business, industry, strategy, financing activities or actual results to differ materially. The impact and duration of COVID-19 on our business and operations is uncertain. Factors that will influence the impact on our business and operations include the duration and extent of COVID-19, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of COVID-19. More information on potential factors that could affect Axalta’s financial results is available in “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Axalta’s most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise. All fourth quarter and full year 2022 financial information in this release is preliminary, based on our estimates and subject to completion of our financial closing procedures. Final results for the full year, which will be reported in our Annual Report on Form 10-K for the year ended December 31, 2022, may vary from the information in this release. In particular, until our financial statements are issued in our Annual Report on Form 10-K, we may be required to recognize certain subsequent events (such as in connection with contingencies or the realization of assets) which could affect our final results.

Non-GAAP Financial Measures
The historical financial information included in this release includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, net debt to Adjusted EBITDA ratio and Adjusted EBIT margin. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA, Adjusted EBIT and Adjusted diluted EPS consist of EBITDA, EBIT and Diluted EPS, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not otherwise occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, net debt to Adjusted EBITDA ratio and Adjusted EBIT margin may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, net debt to Adjusted EBITDA ratio and Adjusted EBIT margin should not be considered as alternatives to net sales, net income (loss), income (loss) from operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, net debt to Adjusted EBITDA ratio and Adjusted EBIT margin have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted diluted EPS, income tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our GAAP results.
Constant Currency
Constant currency or ex-FX percentages are calculated by excluding the impact of the change in average exchange rates between the current and comparable period by currency denomination exposure of the comparable period amount.
Organic Growth
Organic growth or ex-M&A percentages are calculated by excluding the impact of recent acquisitions and divestitures.
Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBIT, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$1,236.7	$1,137.2	$4,884.4	$4,416.2
Cost of goods sold	865.2	804.7	3,465.6	2,987.3
Selling, general and administrative expenses	200.8	194.4	772.4	738.7
Other operating charges (benefits)	13.7	(5.5)	31.5	44.0
Research and development expenses	16.8	15.6	66.4	62.4
Amortization of acquired intangibles	30.4	33.3	125.3	121.4
Income from operations	109.8	94.7	423.2	462.4
Interest expense, net	38.7	33.5	139.8	134.2
Other expense (income), net	13.7	(1.4)	26.1	(12.3)
Income before income taxes	57.4	62.6	257.3	340.5
Provision for income taxes	13.5	9.2	65.1	76.1
Net income	43.9	53.4	192.2	264.4
Less: Net income attributable to noncontrolling interests	0.3	0.2	0.6	0.5
Net income attributable to controlling interests	$43.6	$53.2	$191.6	$263.9
Basic net income per share	$0.20	$0.23	$0.86	$1.14
Diluted net income per share	$0.20	$0.23	$0.86	$1.14
Basic weighted average shares outstanding	220.7	227.9	221.7	231.0
Diluted weighted average shares outstanding	221.5	228.9	222.3	231.9

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$645.2	$840.6
Restricted cash	9.7	10.6
Accounts and notes receivable, net	1,067.4	937.5
Inventories	829.6	669.7
Prepaid expenses and other current assets	140.8	117.2
Total current assets	2,692.7	2,575.6
Property, plant and equipment, net	1,190.2	1,186.2
Goodwill	1,498.0	1,592.7
Identifiable intangibles, net	1,112.3	1,278.2
Other assets	566.0	584.5
Total assets	$7,059.2	$7,217.2
Liabilities, Shareholders' Equity
Current liabilities:
Accounts payable	$733.5	$657.4
Current portion of borrowings	40.1	79.7
Other accrued liabilities	620.2	597.8
Total current liabilities	1,393.8	1,334.9
Long-term borrowings	3,664.2	3,749.9
Accrued pensions	205.1	269.3
Deferred income taxes	162.1	174.7
Other liabilities	134.5	149.7
Total liabilities	5,559.7	5,678.5
Shareholders' equity
Common shares, $1.00 par, 1,000.0 shares authorized, 252.4 and 251.8 shares issued at December 31, 2022 and 2021, respectively	252.4	251.8
Capital in excess of par	1,536.5	1,515.5
Retained earnings	1,018.8	827.2
Treasury shares, at cost, 31.8 and 24.4 shares at December 31, 2022 and 2021, respectively	(887.3)	(687.2)
Accumulated other comprehensive loss	(466.9)	(414.4)
Total Axalta shareholders' equity	1,453.5	1,492.9
Noncontrolling interests	46.0	45.8
Total shareholders' equity	1,499.5	1,538.7
Total liabilities and shareholders' equity	$7,059.2	$7,217.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Year Ended December 31,
	2022	2021
Operating activities:
Net income	$192.2	$264.4
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	303.1	316.5
Amortization of deferred financing costs and original issue discount	9.6	8.9
Debt extinguishment and refinancing-related costs	14.7	0.2
Deferred income taxes	(3.4)	15.0
Realized and unrealized foreign exchange losses, net	15.5	10.1
Stock-based compensation	22.2	14.9
Gain on sales of facilities	(1.5)	(19.7)
Interest income on swaps designated as net investment hedges	(19.9)	(18.0)
Commercial agreement restructuring charge	25.0	—
Other non-cash, net	0.7	11.7
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(164.0)	(80.5)
Inventories	(195.4)	(111.6)
Prepaid expenses and other assets	(80.5)	(45.3)
Accounts payable	138.0	140.1
Other accrued liabilities	44.7	66.2
Other liabilities	(7.2)	(14.3)
Cash provided by operating activities	293.8	558.6
Investing activities:
Acquisitions, net of cash acquired	(3.0)	(649.0)
Purchase of property, plant and equipment	(150.9)	(121.6)
Proceeds from sales of assets	3.7	37.8
Interest proceeds on swaps designated as net investment hedges	19.9	18.0
Settlement proceeds on swaps designated as net investment hedges	25.0	—
Other investing activities, net	(1.1)	(1.2)
Cash used for investing activities	(106.4)	(716.0)
Financing activities:
Proceeds from long-term borrowings	1,980.0	—
Payments on short-term borrowings	(91.1)	(74.0)
Payments on long-term borrowings	(2,041.9)	(26.9)
Financing-related costs	(15.2)	(3.0)
Net cash flows associated with stock-based awards	(0.3)	14.4
Purchase of noncontrolling interests	(0.2)	—
Purchases of common stock	(200.1)	(243.8)
Other financing activities, net	(0.1)	(1.2)
Cash used for financing activities	(368.9)	(334.5)
Decrease in cash and cash equivalents	(181.5)	(491.9)
Effect of exchange rate changes on cash	(14.8)	(20.9)
Cash at beginning of period	851.2	1,364.0
Cash at end of period	$654.9	$851.2

Cash at end of period reconciliation:
Cash and cash equivalents	$645.2	$840.6
Restricted cash	9.7	10.6
Cash at end of period	$654.9	$851.2

The following table reconciles income from operations to adjusted EBIT and segment adjusted EBIT for the periods presented (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Income from operations	$109.8	$94.7	$423.2	$462.4
Other expense (income), net	13.7	(1.4)	26.1	(12.3)
Total	96.1	96.1	397.1	474.7
Debt extinguishment and refinancing-related costs (a)	15.3	—	14.7	0.2
Termination benefits and other employee-related costs (b)	14.8	1.8	24.9	36.9
Strategic review and retention costs (c)	—	—	—	9.7
Acquisition and divestiture-related costs (d)	0.1	6.1	2.9	16.9
Accelerated depreciation and site closure costs (e)	0.1	0.7	4.3	2.5
Operational matter (f)	0.1	0.5	0.2	4.4
Brazil indirect tax (g)	—	—	—	(8.3)
Gains on sales of facilities (h)	(1.5)	(10.8)	(1.5)	(19.7)
Russia sanction-related impacts (i)	0.2	—	5.0	—
Commercial agreement restructuring impacts (j)	—	—	25.0	—
Other adjustments (k)	(0.9)	1.8	(0.3)	0.8
Step-up depreciation and amortization (l)	22.9	24.8	93.0	105.1
Adjusted EBIT	$147.2	$121.0	$565.3	$623.2

Segment Adjusted EBIT:
Performance Coatings	$106.7	$99.7	$448.3	$479.4
Mobility Coatings	17.6	(3.5)	24.0	38.7
Total	124.3	96.2	472.3	518.1
Step-up depreciation and amortization (l)	22.9	24.8	93.0	105.1
Adjusted EBIT	$147.2	$121.0	$565.3	$623.2

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs, which includes costs related to the transition of our CEO. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended in September 2021. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount for the year ended December 31, 2022 includes $1.9 million of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

(e)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(f)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative of our ongoing operating performance.

(g)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other expense (income), net.

(h)	Represents non-recurring income related to the sale of previously closed manufacturing facilities.

(i)	Represents expenses related to sanctions imposed on Russia in response to the conflict with Ukraine as a result of incremental reserves for accounts receivable, inventory obsolescence and business incentive payments, inclusive of changes in estimates, which we do not consider indicative of our ongoing operating performance.

(j)	Represents a forgiveness of a portion of up-front customer incentives with repayment features upon our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. These amounts are not considered to be indicative of our ongoing operating performance.

(k)	Represents costs for certain non-operational or non-cash (gains) and losses, unrelated to our core business and which we do not consider indicative of ongoing operations.

(l)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

The following table reconciles net income to adjusted net income for the periods presented (in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$43.9	$53.4	$192.2	$264.4
Less: Net income attributable to noncontrolling interests	0.3	0.2	0.6	0.5
Net income attributable to controlling interests	43.6	53.2	191.6	263.9
Debt extinguishment and refinancing-related costs (a)	15.3	—	14.7	0.2
Termination benefits and other employee-related costs (b)	14.8	1.8	24.7	36.9
Strategic review and retention costs (c)	—	—	—	9.7
Acquisition and divestiture-related costs (d)	0.1	6.1	2.9	16.9
Accelerated depreciation and site closure costs (e)	0.1	0.7	4.3	2.5
Operational matter (f)	0.1	0.5	0.2	4.4
Brazil indirect tax (g)	—	—	—	(8.3)
Gains on sales of facilities (h)	(1.5)	(10.8)	(1.5)	(19.7)
Russia sanction-related impacts (i)	0.3	—	5.0	—
Commercial agreement restructuring impacts (j)	—	—	25.0	—
Other adjustments (k)	(0.9)	1.8	(0.3)	0.8
Step-up depreciation and amortization (l)	22.9	24.8	93.0	105.1
Total adjustments	51.2	24.9	168.0	148.5
Income tax provision impacts (m)	10.5	9.9	29.9	25.4
Adjusted net income	$84.3	$68.2	$329.7	$387.0
Adjusted diluted net income per share	$0.38	$0.30	$1.48	$1.67
Diluted weighted average shares outstanding	221.5	228.9	222.3	231.9

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs, which includes costs related to the transition of our CEO. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended in September 2021. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount for the year ended December 31, 2022 includes $1.9 million of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

(e)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(f)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative of our ongoing operating performance.

(g)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other expense (income), net.

(h)	Represents non-recurring income related to the sale of previously closed manufacturing facilities.

(i)	Represents expenses related to sanctions imposed on Russia in response to the conflict with Ukraine as a result of incremental reserves for accounts receivable, inventory obsolescence and business incentive payments, inclusive of changes in estimates, which we do not consider indicative of our ongoing operating performance.

(j)	Represents a forgiveness of a portion of up-front customer incentives with repayment features upon our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. These amounts are not considered to be indicative of our ongoing operating performance.

(k)	Represents costs for certain non-operational or non-cash (gains) and losses, unrelated to our core business and which we do not consider indicative of ongoing operations.

(l)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

(m)	The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were benefits of $3.6 million and $7.9 million for the three months ended December 31, 2022 and 2021, respectively, and expenses of $3.4 million and benefits of $1.0 million for the years ended December 31, 2022 and 2021, respectively. The tax adjustments for the years ended December 31, 2022 and 2021 include the deferred tax benefit ratably amortized into our adjusted income tax rate as the tax attribute related to a January 1, 2020 intra-entity transfer of certain intellectual property rights is realized.

The following table reconciles cash (used for) provided by operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
Cash (used for) provided by operating activities	$(43.9)	$39.6	$12.2	$107.5	$79.9	$142.9	$245.6	$268.6	$293.8	$558.6
Purchase of property, plant and equipment	(42.5)	(31.8)	(29.5)	(28.5)	(35.5)	(38.4)	(43.4)	(22.9)	(150.9)	(121.6)
Interest proceeds on swaps designated as net investment hedges	6.2	3.5	3.8	3.6	6.1	7.2	3.8	3.7	19.9	18.0
Free cash flow	$(80.2)	$11.3	$(13.5)	$82.6	$50.5	$111.7	$206.0	$249.4	$162.8	$455.0

The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022		2021
Net income	$43.9	$53.4	$192.2		$264.4
Interest expense, net	38.7	33.5	139.8		134.2
Provision for income taxes	13.5	9.2	65.1		76.1
Depreciation and amortization	73.6	81.8	303.1		316.5
EBITDA	169.7	177.9	700.2		791.2
Debt extinguishment and refinancing-related costs (a)	15.3	—	14.7		0.2
Termination benefits and other employee-related costs (b)	14.8	1.8	24.4		36.9
Strategic review and retention costs (c)	—	—	—		9.7
Acquisition and divestiture-related costs (d)	0.1	5.5	2.9		16.3
Site closure costs (e)	0.2	0.6	2.3		0.6
Foreign exchange remeasurement losses (f)	1.9	—	15.2		2.3
Long-term employee benefit plan adjustments (g)	(0.7)	0.1	(0.3)		(0.7)
Stock-based compensation (h)	8.2	3.2	22.2		14.9
Dividends in respect of noncontrolling interest (i)	—	—	(0.1)		(0.7)
Operational matter (j)	0.1	0.5	0.2		4.4
Brazil indirect tax (k)	—	—	—		(8.3)
Gains on sales of facilities (l)	(1.5)	(10.8)	(1.5)		(19.7)
Russia sanction-related impacts (m)	0.2	—	5.0		—
Commercial agreement restructuring impacts (n)	—	—	25.0		—
Other adjustments (o)	(0.1)	1.6	0.6		0.7
Adjusted EBITDA	$208.2	$180.4	$810.8		$847.8

Adjusted EBITDA to interest expense coverage ratio			5.8	x	6.3	x

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs, which includes costs related to the transition of our CEO. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended in September 2021. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount for the year ended December 31, 2022 includes $1.9 million of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

(e)	Represents costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(f)	Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of foreign currency instruments used to hedge our balance sheet exposures.

(g)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(h)	Represents non-cash impacts associated with stock-based compensation.

(i)
Represents the payment of dividends to our joint venture partners by our consolidated entities that are not 100% owned, which are reflected to show the cash operating performance of these entities on Axalta’s financial statements.

(j)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative of our ongoing operating performance.

(k)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other expense (income), net.

(l)	Represents non-recurring income related to the sale of previously closed manufacturing facilities.

(m)	Represents expenses related to sanctions imposed on Russia in response to the conflict with Ukraine as a result of incremental reserves for accounts receivable, inventory obsolescence and business incentive payments, inclusive of changes in estimates, which we do not consider indicative of our ongoing operating performance.

(n)	Represents a forgiveness of a portion of up-front customer incentives with repayment features upon our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. These amounts are not considered to be indicative of our ongoing operating performance.

(o)	Represents costs for certain non-operational or non-cash (gains) and losses, unrelated to our core business and which we do not consider indicative of ongoing operations.